Exhibit 3.144

State of Delaware Secretary of State Division of Corporations Delivered 01:55 PM 08/19/2005 FILED 01:19 PM 08/19/2005 SRV 050686956 — 4018184 FILE
CERTIFICATE OF FORMATION
OF

EUREKA HOLDINGS, LLC

     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act’’). hereby certifies that:
     FIRST:The name of the limited liability company (hereinafter called the “Limited Liability Company”) is:
EUREKA HOLDINGS, LLC
     SECOND: The address of the registered office of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The registered agent for service of process at such address is The Corporation Trust Company
     THIRD: The Company shall have authority to issue 100 membership units, which shall be certificated.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Eureka Holdings. L.L.C. this 19th day of August 2005.

EUREKA HOLDINGS, LLC
By:	/s/ Jeffrey E. Ginsberg
	Name:	Jeffrey E. Ginsberg
	Title:	Authorized Person